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                                                                   EXHIBIT 10.16

FOR IMMEDIATE RELEASE


        Voice Mobility International, Inc. Appoints Two New Board Members David Scott, veteran investment executive and Morgan Sturdy, Executive Vice-
              President and Chief Operating Officer of NICE Systems
                       North America, Join Voice Mobility
                               Board of Directors

VANCOUVER, BC, April 17, 2000 -- Voice Mobility International, Inc. (OTCBB:
VMII), a developer of Internet-based, unified communications software, today announced the appointment of David Scott and Morgan Sturdy to its Board of Directors, effective immediately. The appointments of Mr. Scott and Mr. Sturdy bring more than 50 years experience in senior executive-level positions and corporate governance to the Voice Mobility Board of Directors. The new Board members join Voice Mobility's senior management team and five existing board members in determining and implementing the strategic direction of the company. The new appointments fill two vacant positions on Voice Mobility's Board.

"As Voice Mobility strengthens its leadership position in the Unified Communications market, we want to continue to reflect this strength in the quality and experience level of our Board of Directors," said William Krebs, Chairman of the Board of Directors of Voice Mobility International, Inc. "We specifically sought board members to represent new, diverse viewpoints and experiences. Both David and Morgan bring a wealth of business experience to the table and complement the talents of current board members. We look forward to their contribution and assistance in extending our move into the international Unified Communications market and in meeting our obligations as a publicly traded corporation."

Mr. Scott is a veteran investment executive with more than 30 years experience in the venture capital and mutual fund industries. Prior to starting his own advisory business, Mr. Scott was president from 1994 to 1999 of MDS Venture Pacific Inc., a Vancouver-based venture capital manager. From 1988 to 1994 he was President, Discovery Enterprises Inc., a venture capital manager with $30 million in assets under management. He held various investment industry positions, including President, Toronto Shared Ventures Inc., a partnership between North American Life and the Molson Company, President of money manager, Elliott & Page Ltd., President, ScotiaFund Financial Services Inc., an RSP company he founded and subsequently sold to a major bank, and various other mutual fund and senior investment community positions. Mr. Scott currently devotes substantially all of his time to directorships and advisory roles with public, private and not for profit companies.

Mr. Sturdy is Executive Vice-President and Chief Operating Officer of NICE Systems North America, which is a leading global provider of integrated digital recording and quality management solutions, a publicly traded on the NASDAQ. For twelve years prior, he served as President of Dees Communications Engineering Ltd., an innovator in computer telephony solutions, which was then sold to NICE Systems. From 1997, he was Chairman of the Board of Directors of Hothaus Technologies, a leader in DSP solutions for Voice over IP, which was subsequently acquired by Broadcom for $414 million in 1999. He is a current director of several publicly traded companies, including Q/Media Services Corporation, Infowave Software, Inc., TIR Systems, and is a nominee to be a director of Digital Dispatch Systems. Additionally, he sits on the board of privately held WaveMakers Research Inc. Mr. Sturdy is a past director of National Wireless Canadian Research Foundation, past director of the Technology Industry Association of British Columbia, Chairman of Acetech, and the current Chairman of Softworld 2001.

Messrs. Scott and Sturdy join directors Jay Hutton, Chief Executive Officer of Voice Mobility, Tom O'Flaherty, President of Voice Mobility, Colin Corey, President NBTel Global, Randy Buchamer, formerly Vice president and Chief Operating Officer of Mohawk Oil Retail SBU, Edith Marion Both, the President of the Elizabeth Fry Society of Canada and William Krebs, Chairman of the Board of Directors and co-founder of Voice Mobility International, Inc.

For further information:
Jay Hutton, Chief Executive Officer, Voice Mobility International, Inc. 604-482-0000
www.voicemobility.com

MEDIA CONTACT
Anne Nicholos
Imagio Public Relations
206-625-0252
annen@imagio.com

Maxine Barnes
United Kingdom: 0207-251-1385
maxinebarnes@msn.com

INVESTOR RELATIONS
North America: 1-888-370-8751
Investors@voicemobility.com